EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234781 on Form S-3 and Registration Statement Nos. 333-184214, 333-189684 and 333-237323 on Form S-8 of our report dated March 9, 2020 (August 7, 2020 as to the retrospective adjustments to the financial statements for the common control transaction described in Notes 1 and 19), relating to the financial statements of Summit Midstream Partners, LP appearing in this Current Report on Form 8-K dated August 7, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 7, 2020

EX 23.1-1